UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2010

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1861 International Drive McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of MicroStrategy Incorporated (“MicroStrategy”) adopted the MicroStrategy Incorporated Performance Incentive Plan (the “Plan”). Each employee of MicroStrategy and of any entities in which MicroStrategy may, from time to time, own a direct or indirect controlling interest (such entities together with MicroStrategy, collectively, the “Company”) is eligible to receive awards under the Plan.

An award consists of the right to receive a cash bonus amount that is either (A) a fixed amount determined at the time of grant of the award or (B) an amount calculated by multiplying a percentage that is specified at the time of grant of the award (“Bonus Percentage”) by MicroStrategy’s Core Operating Income (as described below) for the performance period of the award, in each case subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period, and otherwise in accordance with the terms and conditions of the Plan. For purposes of the Plan, “Core Operating Income” means income from operations before financing and other income and income taxes of MicroStrategy’s consolidated core business intelligence business unit. Payment of a bonus amount with respect to an award will occur within 31 days after the third anniversary of the last day of the fiscal year in which the performance period of the award occurs (a “Payment Date”), subject to the award recipient being continuously employed during such three-year period and the other terms and conditions of the Plan. If an award recipient dies, becomes disabled or retires in a circumstance that would constitute a qualifying retirement under the Plan (any such event, a “Special Separation Event”) before the completion of the performance period of the award, the award recipient would be eligible to receive a pro rata portion of the cash bonus amount pertaining to the award based on the number of months of the award recipient’s employment with respect to such performance period (rounded down to the nearest whole month), payable on the Payment Date of such award. If a Special Separation Event occurs after the completion of the performance period of the award, but prior to the Payment Date of the award, the award recipient would be eligible to receive the full bonus amount pertaining to the award, payable on the Payment Date of such award.

MicroStrategy’s Compensation Committee has the authority to grant awards under the Plan that the Company intends to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance issued thereunder (“Section 162(m)”) and to grant awards to the Chief Executive Officer of MicroStrategy. MicroStrategy’s Chief Executive Officer has the authority to grant any other awards under the Plan.

Bonus amounts may be reduced or recouped by the Company, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce, in whole or in part, a bonus amount payable to a recipient if the Company experiences a financial restatement and a previously determined bonus amount payable under an award is greater than it would be if such amount were determined based on the restated financial statement. The total amount paid under the Plan to any individual participant may not exceed $1,500,000 in any fiscal year (the “Annual Cap”).

The Plan became effective upon its adoption by the Company’s Compensation Committee on March 30, 2010, provided that any grant of an award under the Plan that the Company intends to qualify as performance-based compensation under Section 162(m) (a “Section 162(m) Award”) is subject to approval of the applicable material terms of such grant that are required to be approved by MicroStrategy’s stockholders in order for payments under such award to be eligible to qualify as performance-based compensation under Section 162(m), to the extent not already so approved (“Stockholder Approval of 162(m) Material Terms”). The Plan will continue until terminated by the Company’s Compensation Committee.

The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as an Exhibit 99.1 hereto.

On March 30, 2010, the Compensation Committee granted, subject to Stockholder Approval of 162(m) Material Terms, the following Section 162(m) Awards under the Plan, each of which has a performance period of fiscal year 2010:

Sanju K. Bansal, Vice Chairman of the Board, Executive Vice President and Chief Operating Officer of MicroStrategy, received an award with the Bonus Percentage of 0.4848%;

Jonathan F. Klein, Executive Vice President, Law & General Counsel of MicroStrategy, received an award with the Bonus Percentage of 0.6667%;

Douglas K. Thede, Executive Vice President, Finance & Chief Financial Officer of MicroStrategy, received an award with the Bonus Percentage of 0.4242%; and

Paul N. Zolfaghari, Executive Vice President, Worldwide Sales & Operations of MicroStrategy, received an award with the Bonus Percentage of 0.6667%.

Pursuant to these awards, each of the named executive officers indicated above is eligible to receive, upon satisfaction of the terms and conditions of his award and subject to the Annual Cap, a cash bonus amount equal to the applicable Bonus Percentage multiplied by MicroStrategy’s Core Operating Income for fiscal year 2010. If Stockholder Approval of 162(m) Material Terms is not obtained, the foregoing awards will be rescinded and of no further effect.

A summary of the 2010 compensation arrangements applicable to each of the Company’s named executive officers is set forth on exhibit 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Performance Incentive Plan

99.2	Summary of 2010 Compensation Arrangements for Named Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2010	MicroStrategy Incorporated (Registrant)

	By:	/s/ Douglas K. Thede
	Name:	Douglas K. Thede
	Title:	Executive Vice President, Finance & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Performance Incentive Plan

99.2	Summary of 2010 Compensation Arrangements for Named Executive Officers